Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Cenex Harvest States Cooperatives on Form S-8 (File No. 333-42153) of our report dated October 29, 1999, on our audits of the consolidated financial statements of Cenex Harvest States Cooperatives as of August 31, 1999 and 1998, and May 31, 1998 and for the year ended August 31, 1999, for the three months ended August 31, 1998, and for the years ended May 31, 1998 and 1997, which report is included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 22, 1999